Exhibit 10.9

                                December 29, 2000


Mr. Craig M. Hatkoff
One West 72nd Street, Apt. 84
New York, New York 10023


Dear Craig:

            This letter agreement confirms our understanding with regard to your resignation from employment with Capital Trust, Inc. a Maryland corporation and successor to Capital Trust, a California business trust (the "Company"). Our understanding and agreement with respect to your resignation is as follows:

           1. All of your duties, responsibilities and obligations as an employee of the Company will cease as of December 29, 2000 (the "Termination Date"). As of the Termination Date, neither you nor the Company will have any obligations or duties toward the other, nor will you be entitled to any privilege or benefit of employment, except as specifically set forth in this agreement.

           2. You will resign your position as Vice Chairman of the Company and all other positions you hold as an officer of the Company or any of its subsidiaries or affiliates effective as of the Termination Date by executing a resignation letter in the form of Attachment A, and will no longer be an officer of the Company or any of its subsidiaries or affiliates. You will, however, remain a director of the Company after the Termination Date and will become eligible to earn compensation for service as a director as of January 1, 2001 in accordance with the Company non-employee director compensation plan in effect from time to time.

           3. The Company will cooperate with you and will use commercially reasonable efforts to cause Travelers General Real Estate Mezzanine Investments II, LLC to assist you in obtaining a release from the stockholder lock-up provisions contained in that certain Stockholder Voting and Lock-Up Agreement between you and Travelers Real Estate Mezzanine Investments II, LLC dated March 8, 2000 (the "Stockholder Lock Up Agreement"). The Company's obligation pursuant to this Paragraph 3, however, shall not extend to any other provisions of the Stockholder Lock-Up Agreement.

           4. On July 16, 1997, January 30, 1998 and February 24, 2000 the Company granted you certain options to purchase class A common shares of beneficial interest in the Company (now exercisable for shares of class A common stock) (the "Options") pursuant to the Capital Trust 1997 Long-Term Incentive Share Plan (the "Plan") and subject to the terms and conditions set forth in the letter agreements between you and the Company dated, July 16, 1997, February 2, 1998, and February 24, 2000 respectively (the "Option Agreements"). As of the Termination Date you will have vested in and will have the right to purchase 75,000 and 66,667 shares of class A common stock pursuant to the Options at $6.00 and $10.00 per share, respectively. Pursuant to the Plan and the Option Agreements the Options are scheduled to expire 90 days after the Termination Date. The Company, however, hereby agrees to extend your rights to exercise your options to the extent vested as of the Termination for a period of five years after the Termination Date (i.e. until December 31, 2005), provided however, such extension shall immediately terminate if (i) you commit any act of theft, fraud or embezzlement, or engage in any other willful misconduct or dishonest behavior in connection with the performance of your services under your proposed consulting services agreement with the Company (the "Consulting Agreement"),
(ii) there is a continuing and willful failure or refusal by you to perform the services required under the Consulting Agreement (other than due to your incapacity your illness or injury), (iii) you breach this Agreement (including as determined in the Company's sole discretion a breach of the restrictive covenants contained in the restrictive covenants agreement attached hereto as Attachment C prior to the end of the Restricted Period as defined therein, (iv) you have been convicted of any crime constituting a felony under the laws of the jurisdiction in which such crime was committed or (v) you resign from the board of directors of the Company. The foregoing notwithstanding, as of the Termination Date, all of your rights under the Options to purchase shares in which you have not vested will terminate pursuant to the Plan and Option Agreements and you will have no further rights with regard to such unvested shares.

           5. Your short term disability, long term disability, group health, dental, vision and life insurance coverages will cease as of the Termination Date. However, you may be eligible to continue your group health and dental insurance coverages at your own expense pursuant to federal law (COBRA). Your rights and obligations with regard to such continued coverage will be governed by the requirements of COBRA and the terms of the insurance plan and will be explained to you in a separate letter. Your coverage and cost levels are subject to adjustment in accordance with the terms of the documents governing the plan.

           6. After the Termination Date you will no longer be eligible to contribute to the Company's 401k plan. Your rights and obligations with regard to the 401k plan will be fully explained to you at that time in a separate letter.

           7. You hereby acknowledge that you have used all of the vacation days you had accrued as of the Termination Date.

           8. Other than as set forth in this Agreement, you will not receive in connection with your employment and the termination thereof any compensation, payments or benefits of any kind from the Company, its stockholders, members, partners, employees, agents or affiliated or related entities and you expressly acknowledge and agree that you are not entitled to any such compensation, payment or benefit.

           9. You understand and agree that the compensation and benefits set forth herein are being provided to you in consideration of your contribution to the Company through the Termination Date and your acceptance and execution of this Agreement and Release and the attachments hereto.

           10. a. You agree to accept the compensation and benefits provided for herein in full resolution and satisfaction of, and hereby IRREVOCABLY AND UNCONDITIONALLY RELEASE, REMISE AND FOREVER DISCHARGE the Company and Releasees (as that term is defined in paragraph 10. b. below) from any and all agreements, promises, liabilities, claims and demands of any kind whatsoever ("Claims"), in law or equity, whether known or unknown, suspected or not suspected, fixed or contingent, apparent or concealed, which you, your heirs, executors, administrators or assigns ever had, now have or hereafter can, shall or may have for, upon, or by reason of any matter, cause or thing whatsoever, to the day of the date you execute this Agreement and Release, including, without limitation, any and all claims whether for breach of contract or under any federal, state or municipal wage payment, discrimination or fair employment practices law, statute or regulation, including but not limited to Claims under the Americans with Disabilities Act ("ADA"), the Age Discrimination in Employment Act ("ADEA"), the Older Workers Benefit Protection Act, Title VII of the Civil Rights Act of 1964, as amended, the Civil Rights Act of 1991, the Family and Medical Leave Act of 1993 ("FMLA"), the Employee Retirement Income Security Act of 1974, the New York State Human Rights Law and the New York City Human Rights Law, and any and all claims arising out of or relating to your employment, compensation and benefits with the Company and/or the termination thereof and claims for costs, expenses and attorneys' fees with respect thereto.

           b. For purposes of the Agreement and Release, the term "Company and Releasees" includes the Company, past, present and future partners, stockholders, members, directors, officers, agents, representatives, attorneys, employees and principals, their past, present and future direct and indirect parents, subsidiaries (whether or not wholly-owned), affiliates, related entities, divisions, predecessors, successors and assigns, and the past, present and future stockholders, partners, members, directors, officers, agents, representatives, attorneys, employees, and principals thereof, jointly and individually, and this Agreement and Release shall inure to the benefit of and shall be binding upon and obligate such individuals and entities.

           11. You must return to the Company your Company keys and your building security ID. After the Termination Date you will have the option of maintaining the following items at your own expense by transferring them to your personal accounts: Cellular Telephone, Internet and Palmnet access, and your personal Life Insurance Policy. Please notify Brian Oswald prior to the Termination Date of whether you wish to retain any of these items.

           12. You hereby acknowledge that by reason of your employment with the Company you have had substantial access to the Company's proprietary information and have developed relationships with the Company's clients and key employees. Therefore, simultaneously with the execution and delivery of this Agreement and Release you agree that you will deliver to the Company an executed original of the Restrictive Covenants Agreement attached hereto as Attachment C.

           13. You will not issue any communication, written or otherwise, nor respond to any inquiry from any person, in a way that disparages, criticizes, or otherwise reflects adversely or encourages any adverse action against the Company or the individuals or entities that are owners, stockholders, agent, directors, officers, members, principals, employees, representatives, attorneys, divisions, parents, subsidiaries, predecessors, successors or assigns of the Company. Notwithstanding the foregoing, of course, the Company expects you to testify truthfully under oath pursuant to subpoena or otherwise. You agree to cooperate, as the Company may reasonably request, in any pending or future legal matters which have arisen or may arise over matters of which you may have had knowledge during your employment with the Company. If either party are served with a subpoena, such party will notify the other within a reasonable time not to exceed five (5) days.

           14. All notices or other communications under this Agreement shall be sufficient if in writing and delivered by hand or sent by telecopy, or sent, postage prepaid by registered, certified or express mail, or by recognized overnight air courier service and shall be deemed given when so delivered by hand or telecopied, or if mailed or sent by overnight courier service, on the third (3rd) business day after mailing (one business day in the case of express mail or overnight courier service) to the parties at the following addresses:

           If to the Company:

                  Capital Trust, Inc.
                  410 Park Avenue, 14th Floor
                  New York, N.Y. 10022
                  Attention:  John R. Klopp
                  Chief Executive Officer
                  Tel. No. 212-655-0220
                  Fax. No.212-655-0044

           and with a copy to:

                  Paul, Hastings, Janofsky & Walker LLP
                  399 Park Avenue
                  31st Floor
                  New York, NY 10022
                  Attention: Michael L. Zuppone
                  Tel. No. 212-318-6000
                  Fax. No. 212-319-4090

           If to Consultant:

                  Mr. Craig M. Hatkoff
                  One West 72nd Street, Apt. 84
                  New York, New York 10023

            15. This Agreement and Release may not be amended, modified or terminated except by an express written agreement between the parties.

            16. This Agreement and Release shall be subject to, governed by and interpreted in accordance with the laws of the State of New York.

            17. The parties agree that any dispute between the parties, including but not limited to any claims of discrimination under federal or state law, claims of other statutory violations, and those regarding any aspect of this Agreement and Release or any act which allegedly has or would violate any provision of this Agreement and Release other than the provisions of the restricted covenant agreement attached hereto as Attachment C ("Arbitrable

Dispute") will be submitted to final and binding arbitration in New York, New York, before the American Arbitration Association ("AAA") and an experienced employment law arbitrator licensed to practice law and in accordance with the Model Employment Arbitration Procedures of the AAA. Each party shall pay the fees of its respective attorneys, the expenses of its witnesses and any other expenses connected with presenting its claim. Other costs of the arbitration, including the fees of the arbitrator, costs of any record or transcript of the arbitration, administrative fees, and other fees and costs shall be borne equally by the parties, one-half by you, on the one hand, and one-half by the Company, on the other hand, provided however, the arbitrator may award the prevailing party its reasonable legal fees and expenses in pursuing such action if the arbitrator finds the non-prevailing party acted in bad faith with gross negligence or without reasonable basis to believe that her/its conduct was in conformity with the terms hereof. Whether or not a party is the prevailing party in any such action shall be determined by the arbitrator. Should any party to this Agreement pursue any Arbitrable Dispute by any method other than said arbitration, the responding party shall be entitled to recover from the initiating party all damages, costs, expenses and attorneys' fees incurred as a result of such action.

            18. This Agreement and Release will be kept confidential except that it may be divulged by you to your attorneys, tax advisors and members of your immediate family and disclosed by the Company in accordance with applicable rules and regulations of the U.S. Securities and Exchange Commission.

            19. This Agreement and Release contains the entire agreement between us and supersedes and terminates any and all previous agreements between us whether written or oral, including without limitation your employment agreement, dated July 15, 1997, with the Company, but excluding the Plan and Option Agreements which shall continue in full force and effect as modified pursuant to paragraph 4 above All prior and contemporaneous discussions and negotiations have been and are merged and integrated into, and superseded by, this Agreement and Release.

           20. If this Agreement and Release conform to our understanding and are acceptable to you, please indicate your agreement by signing and dating the enclosed copies of this Agreement and Release and returning them to me. In the event you fail to execute and return this Agreement and Release by December 29, 2000 this Agreement and Release will be of no further force and effect, and neither you nor the Company will have any further rights or obligations thereunder.

                                    Very truly yours,

                                    CAPITAL TRUST, INC.


                                    By:/s/ John R. Klopp
                                       -----------------------------
                                       Name:  John R. Klopp
                                       Title: Chief Executive Office





Accepted and Agreed this
29th day of December 2000:

/s/Craig M. Hatkoff
- -------------------------
Craig M. Hatkoff

                                                                    ATTACHMENT A


                                December 29, 2000


Board of Directors
Capital Trust, Inc.
410 Park Avenue, 14th Floor
New York, N.Y. 10022


      I, Craig M. Hatkoff, hereby resign, effective as of the date hereof, from the position of vice chairman of Capital Trust, Inc. and as an officer of all other subsidiaries of Capital Trust, Inc.



                                     Craig M Hatkoff



                                     -----------------------------

                                                                    ATTACHMENT B



                                     RELEASE



      BY SIGNING THIS AGREEMENT AND RELEASE, YOU ACKNOWLEDGE AND AFFIRM THAT YOU ARE COMPETENT, THAT YOU WERE AFFORDED A REASONABLE TIME PERIOD TO REVIEW AND CONSIDER THIS AGREEMENT AND RELEASE, THAT YOU HAVE READ AND UNDERSTAND AND ACCEPT THESE DOCUMENTS AS FULLY AND FINALLY WAIVING AND RELEASING ANY AND ALL CLAIMS WHICH YOU MAY HAVE AGAINST THE COMPANY, ITS PAST, PRESENT AND FUTURE STOCKHOLDERS, EMPLOYEES, MEMBERS AND AGENTS, THAT NO PROMISES OR INDUCEMENTS HAVE BEEN MADE TO YOU EXCEPT AS SET FORTH IN THIS AGREEMENT AND RELEASE, AND THAT YOU HAVE SIGNED THIS AGREEMENT AND RELEASE FREELY AND VOLUNTARILY, INTENDING TO BE LEGALLY BOUND BY ITS TERMS.

ACCEPTED AND AGREED:


- ------------------------
Craig M. Hatkoff


DATE:  December 29, 2000

                                                                    ATTACHMENT C

RESTRICTIVE COVENANTS AGREEMENT

You hereby acknowledge that by reason of your employment with the Company you have developed and cultivated unique close working relationships with the Company's clients, which relationships will be or have been established through the Company's efforts and at the Company's expense.

You further acknowledge that the Company has a material interest in protecting the relationships it has developed with its clients.

You further acknowledge that the business conducted by the Company is, and is expected to continue to be conducted throughout the world and that, therefore, any geographic limitation of any nature on these restrictive covenants is not appropriate.

Confidentiality

During the course of your employment with the Company you have had substantial access to Proprietary Information (as defined below) of the Company, the disclosure of which to competitors of the Company or the public at large would cause the Company to suffer substantial and irreparable damage. Your recognize, therefore, that it is in the Company's legitimate business interest to restrict your disclosure or use of any Proprietary Information for any purposes other than the services provided by you to the Company and to limit potential appropriation of such Proprietary Information by you for the benefit of the Company's competitors and to the detriment of the Company.

Unless you shall first secure the written consent of the Company you shall not directly or indirectly publish, disclose, market or use, or authorize, advise, hire, counsel or otherwise procure any other person or entity, directly or indirectly, to publish, disclose, market or use any secret, confidential or proprietary information of the Company or the Releasees ("Proprietary Information"), of which you became aware or informed during your employment with the

Company, whether such Proprietary Information is in your memory or embodied in writing or other form. Such Proprietary Information is and shall continue to be the exclusive property of the Company and the Releasees whether or not it was disclosed to or developed in whole or in part by you but shall exclude any information or material which is generally known or available to the public through means other than yourself.

Non-Solicitation

For a period of twelve (12) months from December 31, 2000 (the "Termination Date") (i.e. through December 31, 2001) (the "Restricted Period") neither you nor any Controlled Person (defined below) shall directly or indirectly, by or for yourself, or as the employee of another, or through another as your employee, solicit for employment or employ or induce or advise to leave the Company's employ any Company employee, or any individual who was an employee of the Company within the six month period preceding the termination of your employment and you shall not assist others to do so. During the Restricted Period neither you nor any Controlled Person shall, directly or indirectly, perform services for, solicit in any way, aid in such solicitation or entice away from the Company any person, partnership, corporation or other entity who was a client or prospective client of the Company during the twelve (12) month period preceding the Termination Date. For the purposes of this Agreement the term prospective client means any company with which the Company was in the process of or had concluded a contract for services or contemplated or consummated a lending relationship with during the twelve (12) month period preceding the Termination Date. As used in this Agreement the term "Controlled Person" shall mean any corporation, partnership, firm or other entity as to which you possess, directly or indirectly, the powers to direct or cause th direction of the management and policies of such entity whether through ownership or voting securities, by contract or otherwise.

Non-Competition

During the Restricted Period you shall not render any services, directly or indirectly, as an employee, officer, consultant or in any other capacity, to any individual, firm corporation or partnership which provides financing to the owners and operators of real estate or investment management or real estate advisory services or other services which are competitive with financing activities or services undertaken or provided by the Company or with financing activities or services under development by the Company within the twelve (12) month period preceding the Termination Date (the "Competitive Business"). During the Restricted Period, you shall not, without the prior written consent of the board of directors of the Company, hold an equity interest in any firm, partnership or corporation which engages in Competitive Business, except that beneficial ownership by you (including ownership by any one or more members of your immediate family and any entity under your direct or indirect control) of less than five (5%) percent of the outstanding shares of capital stock of any corporation which may be engaged in Competitive Business, if such stock is listed on a national securities exchange or publicly traded in the over-the-counter market, shall not constitute a breach of the covenants contained in this Agreement. Nothing in this Agreement, however, shall prohibit you from becoming employed by, or otherwise rendering services to, an entity which has one or more divisions or operating units which engages in a Competitive Business so long as you do not, during the Restricted Period, have any involvement with, or authority or responsibility for, the unit or operating division which engages in the Competitive Business.

Remedies

The provisions contained in this Agreement as to the time periods, scope of activities, persons or entities affected, and territories restricted shall be deemed divisible so that, if any provision contained in this Agreement is determined to be invalid or unenforceable, such provisions shall be deemed modified so as to be valid and enforceable to the full extent lawfully permitted.

You agree that the provisions of the Restrictive Covenants set forth herein are reasonable and necessary for the protection of the Company and that they may not be adequately enforced by an action for damages and that, in the event of a breach thereof by you, the Company shall be entitled to apply for and obtain injunctive relief in any court of competent jurisdiction to restrain the breach or threatened breach of such violation or otherwise to enforce specifically such provisions against such violation, without the necessity of the posting of any bond by the Company and you shall reimburse the Company for the reasonable attorney's fees and expenses that the Company might incur in enforcing this Agreement. In the event the Company shall obtain a money damage award against you, the Company shall have the right to offset against any such award all amounts of principal and interest due under that certain purchase money note, dated July [15], 1997, issued to you by the Company in connection with the acquisition of Victor Capital Group, L.P. and its affiliates.

Choice of Law

This Restrictive Covenant Agreement shall be governed by the laws of the State of New York, without giving effect to its conflicts of law rules. The parties further agree that any legal action with respect to any claim under this Agreement will be brought exclusively in the courts of the State of New York or of the United States of America for the Southern District of New York, and by the execution of this Agreement, the parties hereto accept and consent to the personal jurisdiction of the aforesaid courts. The Company and you each hereto waive, in connection with such action or proceeding, any objection which the Company or you might now or hereafter have to the bringing of such action or proceeding in such respective jurisdictions, including, without limitation, any objection that the Company or you are not personally subject to the jurisdiction of the above-named courts, that the action or proceeding is brought in an inconvenient forum, that venue is improper or that this Restrictive Covenants Agreement cannot be enforced in or by such courts. You hereby consent to the service of process of any of the aforementioned courts in such action or proceeding by the mailing of copies thereof by registered or certified mail to you at the above listed address.

Dated:       December 29, 2000

                                           --------------------------
                                           Craig M. Hatkoff